Exhibit 99.1

For Immediate Release: January 23, 2014

Bridge Capital Holdings Reports Financial Results

For the Fourth Quarter and Twelve Months Ended

December 31, 2013

Conference Call and Webcast Scheduled for Thursday, January 23, 2014 at

5:00 p.m. Eastern Time

San Jose, CA – January 23, 2014 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the fourth quarter and twelve months ended December 31, 2013.

The Company reported net income of $5.0 million for the three months ended December 31, 2013, representing an increase of $593,000, or 13%, from $4.4 million for the quarter ended September 30, 2013, and representing an increase of $1.6 million, or 47%, from net income of $3.4 million for the same period one year ago.

For the quarter ended December 31, 2013, the Company reported earnings per diluted share of $0.33, which compared with $0.29 for the quarter ended September 30, 2013 and $0.23 for the quarter ended December 31, 2012.

The Company reported net income of $14.7 million for the twelve months ended December 31, 2013 representing an increase of $907,000, compared to net income of $13.8 million for the same period one year ago. For the twelve months ended December 31, 2013, the Company reported earnings per diluted share of $0.97, compared to $0.92 for the twelve months ended December 31, 2012.

For the quarter ended December 31, 2013, the Company’s return on average assets and return on average equity were 1.31% and 12.44%, respectively, and compared to 1.20% and 11.16%, respectively, for the quarter ended September 30, 2013 and 1.06% and 9.41%, respectively, for the same period in 2012. For the twelve months ended December 31, 2013, the Company’s return on average assets and return on average equity were 1.03% and 9.47%, respectively, and compared to 1.14% and 9.98%, respectively, for the same period in 2012.

“We completed 2013 with a strong quarter of business development activity, which resulted in a record level of profitability and substantial growth in both loans and deposits,” said Daniel P. Myers, president and chief executive officer of Bridge Bank, N.A. and Bridge Capital Holdings.  “For the full year, we were able to generate 19% growth in total loans and 21% growth in total deposits, which reflects our steady progress on a number of key initiatives: continuing to take market share in our core Silicon Valley market by generating greater awareness for our unique brand of commercial banking; continuing to build our presence in other tech-centric markets in the United States; expanding our commercial lending activities in the San Francisco market; and continuing to attract experienced bankers who understand how to deliver the flexible solutions that small- and middle-market companies need to thrive in the modern economy .  We intend to continue executing on these strategic initiatives in 2014 and delivering the balanced, disciplined growth that we believe will drive further increases in the value our franchise.”

Fourth Quarter Highlights

Fourth quarter 2013 results, compared to third quarter 2013 (unless otherwise noted), reflected strong performance across most areas of the Company’s business and included the following:

•	Total revenue of $22.3 million for the fourth quarter of 2013 was the highest level of quarterly revenue since the inception of the Company and represented an increase of $1.8 million, or 9%, from the prior quarter. Net interest income of $18.4 million for the fourth quarter of 2013 compared to $17.8 million for the third quarter of 2013. Non-interest income of $3.9 million for the fourth quarter of 2013 compared to $2.7 million for the third quarter of 2013.

•	Net interest margin decreased slightly to 4.99% for the quarter ended December 31, 2013 compared to 5.01% for the third quarter of 2013.

•	Total assets grew to $1.60 billion at December 31, 2013, with loans continuing to comprise 70% of the average earning asset mix, consistent with the prior quarter. Total deposits were $1.41 billion at December 31, 2013, which included demand deposits of $965.8 million, representing the highest level of demand deposit balances since the inception of the Company.

•	Loan growth continued to be strong, particularly in the commercial lending portfolio. Gross loans reached $1.08 billion at December 31, 2013, representing an increase of $63.7 million, or 6%, compared to gross loans of $1.01 billion at September 30, 2013. Average loan balances increased by $44.1 million, or 5%, to $1.02 billion for the fourth quarter of 2013, compared to $980.2 million for the quarter ending September 30, 2013.

•	There was no provision for credit losses required during both the third and fourth quarters of 2013. Net recoveries were $975,000 for the quarter ended December 31, 2013, compared to net recoveries of $499,000 for the quarter ended September 30, 2013. Allowance for credit losses represented 2.04% of total gross loans and 145.2% of nonperforming loans at December 31, 2013, compared to 2.07% of total gross loans and 135.0% of nonperforming loans at September 30, 2013.

•	Nonperforming assets decreased by $418,000 to $15.1 million, or 0.94% of total assets, compared to $15.6 million, or 1.06%, of total assets at September 30, 2013.

•	Capital ratios remained strong and continued to support the Company’s growth. Total Risk-Based Capital Ratio was 13.96%, Tier I Capital Ratio was 12.70%, and Tier I Leverage Ratio was 11.61% at December 31, 2013.

Net Interest Income and Margin

Net interest income of $18.4 million for the quarter ended December 31, 2013 represented an increase of $605,000, or 3%, compared to $17.8 million for the quarter ended September 30, 2013, and an increase of $2.6 million, or 16%, compared to $15.8 million for the quarter ended December 31, 2012. The increase in net interest income from the prior quarter and the same period in 2012 was primarily attributable to an increase in average earning assets, combined with a higher level of loan related fees. Average earning assets of $1.46 billion for the quarter ended December 31, 2013 increased $52.6 million, or 4%, compared to $1.41 billion for the quarter ended September 30, 2013, and increased $228.8 million, or 19%, compared to $1.23 billion for the same quarter in 2012. Loan fee amortization for the quarter ended December 31, 2013 was $3.6 million, compared to $3.4 million for the quarter ended September 30, 2013, and $2.7 million for the quarter ended December 31, 2012.

For the twelve months ended December 31, 2013, net interest income of $68.3 million represented an increase of $7.7 million, or 13%, from $60.6 million for the twelve months ended December 31, 2012, and was primarily attributed to an increase in average earning assets as a result of loan growth and excess liquidity generated from deposit growth. Average earning assets of $1.37 billion for the twelve months ended December 31, 2013 increased $221.0 million, or 19%, compared to $1.15 billion for the same period one year ago.

The Company’s net interest margin for the quarter ended December 31, 2013 was 4.99%, compared to 5.01% for the quarter ended September 30, 2013, and 5.10% for the same period one year earlier. The decrease in net interest margin compared to the same period one year ago was primarily due to deposit growth outpacing loan growth, which created excess liquidity and a slightly less favorable mix of earning assets offset, in part, by increased loan fees.

The Company’s loan-to-deposit ratio, a measure of leverage, averaged 77.5% during the three months ended December 31, 2013, which represented an increase compared to an average of 76.9% for the quarter ended September 30, 2013, and a decrease from an average of 78.9% for the same period of 2012. The impact on the net interest margin from increased loan fees for the three months ended December 31, 2013 compared to the prior quarter and the same period one year ago was 6 basis points and 11 basis points, respectively. The negative impact of reversal or foregone interest due to nonperforming assets was 10 basis points and 9 basis points in the fourth and third quarters of 2013, respectively, compared with 6 basis points in the same period one year earlier.

The Company’s net interest margin for the twelve months ended December 31, 2013 was 4.98%, compared to 5.27% for the same period one year ago. The decrease in net interest margin from the prior year was primarily due to a less favorable mix in average earning assets, decreased leverage and increased nonperforming loans. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 78.3% during the twelve months ended December 31, 2013, compared with 80.9% for the same period of 2012. The impact on the net interest margin from increased loan fees for the twelve months ended December 31, 2013 compared to the same period one year ago was 5 basis points. The negative impact of reversal or foregone interest due to nonperforming assets was 8 basis points for year ended December 31, 2013 and 6 basis points for the same period one year earlier.

Non-Interest Income

The Company’s non-interest income for the quarters ended December 31, 2013, September 30, 2013, and December 31, 2012 was $3.9 million, $2.7 million, and $3.7 million, respectively.

The increase in non-interest income of $1.2 million during the fourth quarter of 2013 compared to the third quarter of 2013 was primarily attributed to an increase in warrant income and an increase in the gain on sale of SBA loans. The increase in non-interest income of $200,000 during the fourth quarter of 2013 compared to the same period one year earlier was primarily attributed to an increase in warrant income, depositor service charges and international fee income. For the quarter ended December 31, 2013, the Company received warrant related income of $785,000, compared to $234,000 for the period ended September 30, 2013, and $149,000 for the same period one year earlier. For the quarter ended December 31, 2013, the Company recognized a gain from the sale of SBA loans of $751,000, compared to $253,000 for the third quarter of 2013, and $989,000 for the same period one year earlier. Service charges on deposits increased to $954,000 during the fourth quarter of 2013 from $926,000 in the third quarter of 2013, and $826,000 during the same period one year earlier. Additionally, the Company recognized $763,000 in international fee income during the quarter ended December 31, 2013, compared to $633,000 for the prior quarter, and 643,000 for the same period one year earlier.

Non-interest income for the twelve months ended December 31, 2013 and 2012 was $14.3 million and $13.0 million, respectively. The primary drivers for the increase in non-interest income of $1.1 million was an increase in the gain on sale of SBA loans of $832,000 and an increase in the gain on sale of securities of $481,000, partially offset by decreases in gains from the sale of real estate owned of $586,000.

Net interest income and non-interest income comprised total revenue of $22.3 million for the three months ended December 31, 2013, compared to $20.5 million for the three months ended September 30, 2013 and $19.5 million for the same period one year earlier. For the twelve months ended December 31, 2013, total revenue of $82.6 million represented an increase of $9.0 million, or 12%, from $73.6 million for the twelve months ended December 31, 2012.

Non-Interest Expense

Non-interest expense was $14.0 million for the quarter ended December 31, 2013, compared to $13.2 million and $12.2 million for the quarters ended September 30, 2013 and December 31, 2012, respectively. Overall, the increase in non-interest expenses reflects the Company’s investments in new initiatives and personnel to support future growth.

Salary and benefits expense for the quarter ended December 31, 2013 was $9.4 million, compared to $8.4 million and $8.3 million for the quarters ended September 30, 2013 and December 31, 2012, respectively. Salary and benefits expense for the twelve months ended December 31, 2013 was $33.5 million compared to $30.3 million for the same period one year ago. The increase in salary and benefits expense compared to the same periods in prior year was primarily related to an increase in headcount to support growth and new initiatives, combined with annual salary increases necessary to remain competitive in the Company’s core markets and increased stock-based compensation due to long-term retention awards. As of December 31, 2013, the Company employed 235 full-time equivalents (FTE) compared to 230 FTE at September 30, 2013 and 207 FTE at December 31, 2012.

Marketing expense for the quarter ended December 31, 2013 was $586,000, compared to $859,000 and $544,000 for the quarters ended September 30, 2013 and December 31, 2012, respectively. Marketing expense was $2.6 million for twelve months ended December 31, 2013 compared to $2.1 million for the same period one year ago. The increase in marketing expense from prior year was a result of an overall initiative to increase brand awareness.

“Other real estate owned” and loan-related charges were $212,000 for the quarter ended December 31, 2013, compared to $274,000 and $334,000 for the quarters ended September 30, 2013 and December 31, 2012, respectively. “Other real estate owned” and loan-related charges were $1.0 million for the twelve months ended December 31, 2013 compared to $955,000 for the same period one year ago. The increase in “other real estate owned” and loan related charges from prior year was primarily attributed to an increase in average nonperforming assets.

Regulatory assessments related to FDIC insurance for deposit balances, totaled $345,000 for the quarter ended December 31, 2013, compared to $376,000 for the quarter ended September 30, 2013 and $224,000 for the same period one year ago. Regulatory assessments for the twelve months ended December 31, 2013 were $1.2 million compared to $878,000 for the same period one year ago. Regulatory assessments fluctuate depending on asset size and other factors, including credit quality.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 62.76%, 64.18%, and 62.55% for the quarters ended December 31, 2013, September 30, 2013, and December 31, 2012, respectively. The efficiency ratio was 62.83% for the twelve months ended December 31, 2013 compared to 62.81% for the same period one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at December 31, 2013 of $1.60 billion, compared to $1.47 billion at September 30, 2013 and $1.34 billion on the same date one year ago. The increase in total assets of $260.5 million, or 19%, from December 31, 2012 was driven by an increase in deposit production which was primarily used to fund loan growth and increase the investment portfolio.

The Company reported total gross loans outstanding at December 31, 2013 of $1.08 billion, which represented an increase of $63.7 million, or 6%, over $1.01 billion at September 30, 2013, and an increase of $169.1 million, or 19%, over $908.6 million at December 31, 2012. The increase in total gross loans from September 30, 2013 and December 31, 2012 was broad-based throughout the portfolio, with the most significant growth reflected in the commercial lending portfolio.

The Company’s total deposits were $1.41 billion as of December 31, 2013, which represented an increase of $124.3 million, or 10%, compared to $1.28 billion at September 30, 2013 and an increase of $243.5 million, or 21%, compared to $1.16 billion at December 31, 2012. The increase in deposits from September 30, 2013 was primarily attributable to continued growth in non-interest bearing demand deposit accounts. The increase in deposits from December 31, 2012 was primarily attributable to growth in the non-interest bearing demand deposit accounts and money market and savings accounts.

Demand deposits represented 68.7% of total deposits at December 31, 2013, compared to 64.7% at September 30, 2013 and 63.1% for the same period one year ago. Core deposits represented 96.5% of total deposits at December 31, 2013, compared to 96.2% at September 30, 2013 and 95.9% at December 31, 2012.

Credit Quality

Nonperforming assets were $15.1 million, or 0.94% of total assets, as of December 31, 2013, compared to $15.6 million, or 1.06% of total assets, as of September 30, 2013, and $10.1 million, or 0.75% of total assets, at December 31, 2012. The nonperforming assets at December 31, 2013 consisted of loans on nonaccrual or 90 days or more past due totaling $15.1 million and OREO valued at $31,000.

Nonperforming loans at December 31, 2013 were comprised of loans with legal contractual balances totaling approximately $24.4 million reduced by $2.1 million received in non-accrual interest and impairment charges of $7.2 million which have been charged against the allowance for credit losses.

Nonperforming loans were $15.1 million, or 1.40% of total gross loans, as of December 31, 2013, compared to $15.5 million, or 1.53% of total gross loans, as of September 30, 2013, and $10.0 million, or 1.10% of total gross loans, at December 31, 2012.

The carrying value of OREO was $31,000 as of December 31, 2013 and September 30, 2013, and $144,000 as of December 31, 2012.

The allowance for loan losses was $21.9 million, or 2.04% of total loans, at December 31, 2013, compared to $21.0 million, or 2.07% of total loans, at September 30, 2013, and $19.9 million, or 2.20% of total loans, at December 31, 2012. There was no provision for credit losses for the third and fourth quarters of 2013, compared to $1.5 million for the same period one year ago.

The Company charged-off $850,000 in loan balances during the three months ended December 31, 2013, compared to $1.7 million charged-off during the three months ended September 30, 2013 and $1.6 million charged-off during the three months ended December 31, 2012.

During the three months ended December 31, 2013, the Company recognized $1.8 million in loan recoveries compared to $2.2 million and $222,000, respectively, in loan recoveries for the three months ended September 30, 2013 and December 31, 2012.

Capital Adequacy

The Company’s capital ratios at December 31, 2013 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 13.96%, a Tier I Risk-Based Capital Ratio of 12.70%, and a Tier I Leverage Ratio of 11.61%. Additionally, the Company’s tangible common equity ratio at December 31, 2013 was 10.15% and book value per common share was $10.26, representing an increase of $0.32, or 3.2%, from $9.94 at September 30, 2013 and an increase of $0.94, or 10.1%, from $9.32 at December 31, 2012.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877.941.6009 from the United States, or 480.629.9819 from outside the United States and referencing conference ID 4663410 or “Bridge Capital Holdings.” Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through January 30, 2014, by dialing 800.406.7325 from the United States, or 303.590.3030 from outside the United States, and entering conference ID 4663410. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Recognized by SNL Financial on their 2012's Top 100 Performing Banks with assets between $500m and $5b, and designated "Superior" by BauerFinancial and IDC, Bridge Bank is a full-service professional business bank founded in the highly competitive climate of Silicon Valley in 2001. From the very beginning, our goal has been to offer small-market and middle-market businesses from across many industries a better way to bank. We provide a surprisingly broad range of financial solutions, enabling us to meet our clients' varied needs across all stages — from inception to IPO and beyond. It's how we go about doing so that differentiates us from our competition.

For additional information, visit the Bridge Bank website at www.bridgebank.com or follow us @BridgeBank.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

- Financial Tables Follow –

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands)

	Three months ended			Twelve months ended
	12/31/13	09/30/13	12/31/12	12/31/13	12/31/12

INTEREST INCOME
Loans	$17,326	$16,906	$14,722	$64,629	$56,123
Federal funds sold	102	103	66	317	203
Investment securities	1,599	1,410	1,614	5,864	6,461
Total interest income	19,027	18,419	16,402	70,810	62,787

INTEREST EXPENSE
Deposits	369	369	324	1,443	1,089
Other	270	267	270	1,075	1,106
Total interest expense	639	636	594	2,518	2,195

Net interest income	18,388	17,783	15,808	68,292	60,592
Provision for credit losses	-	-	1,500	6,050	3,950
Net interest income after provision for credit losses	18,388	17,783	14,308	62,242	56,642

NON-INTEREST INCOME
Service charges on deposit accounts	954	926	826	3,674	3,353
International Fee Income	763	632	643	2,703	2,646
Gain on sale of SBA loans	751	253	989	2,682	1,850
Other non-interest income	1,428	899	1,227	5,221	5,135
Total non-interest income	3,896	2,710	3,685	14,280	12,984

OPERATING EXPENSES
Salaries and benefits	9,435	8,393	8,299	33,543	30,307
Premises and fixed assets	1,073	1,051	1,028	4,103	3,994
Other	3,478	3,708	2,866	14,238	11,911
Total operating expenses	13,986	13,152	12,193	51,884	46,212

Income before income taxes	8,298	7,341	5,800	24,638	23,414
Income tax expense	3,278	2,914	2,376	9,927	9,610

NET INCOME	$5,020	$4,427	$3,424	$14,711	$13,804

EARNINGS PER SHARE
Basic earnings per share	$0.35	$0.31	$0.24	$1.02	$0.96
Diluted earnings per share	$0.33	$0.29	$0.23	$0.97	$0.92
Average common shares outstanding	14,487,562	14,450,150	14,403,867	14,444,246	14,385,629
Average common and equivalent shares outstanding	15,342,164	15,231,454	15,002,775	15,196,220	14,927,837

PERFORMANCE MEASURES
Return on average assets	1.31%	1.20%	1.06%	1.03%	1.14%
Return on average equity	12.44%	11.16%	9.41%	9.47%	9.98%
Efficiency ratio	62.76%	64.18%	62.55%	62.83%	62.81%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	12/31/13	09/30/13	06/30/13	03/31/13	12/31/12

ASSETS
Cash and due from banks	$23,958	$31,439	$25,387	$23,023	$17,251
Federal funds sold	162,379	116,640	142,310	42,030	113,790
Interest-bearing deposits	326	326	326	326	335
Investment securities	307,378	281,741	258,090	289,054	267,204
Loans:
Commercial	585,559	537,822	514,363	471,200	436,293
SBA	106,406	106,383	93,839	91,893	87,375
Real estate construction	51,518	43,289	47,410	37,975	35,502
Land and land development	13,572	12,576	12,696	10,353	8,973
Real estate other	122,063	128,445	142,139	136,244	139,930
Factoring and asset-based lending	192,783	178,901	184,289	200,831	195,343
Other	5,730	6,541	5,086	5,667	5,163
Loans, gross	1,077,631	1,013,957	999,822	954,163	908,579
Unearned fee income	(4,727)	(4,441)	(4,302)	(3,701)	(3,056)
Allowance for credit losses	(21,944)	(20,969)	(20,470)	(20,543)	(19,948)
Loans, net	1,050,960	988,547	975,050	929,919	885,575
Premises and equipment, net	2,081	1,856	1,977	1,987	2,042
Accrued interest receivable	4,323	4,088	3,981	4,192	3,469
Other assets	52,707	49,357	56,201	56,610	53,919
Total assets	$1,604,112	$1,473,994	$1,463,322	$1,347,141	$1,343,585

LIABILITIES
Deposits:
Demand noninterest-bearing	$954,727	$819,784	$789,382	$719,206	$723,517
Demand interest-bearing	11,115	9,213	9,761	8,671	10,582
Money market and savings	391,310	403,916	426,539	389,153	380,949
Time	48,940	48,909	50,932	49,250	47,500
Total deposits	1,406,092	1,281,822	1,276,614	1,166,280	1,162,548

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Accrued interest payable	10	10	10	10	11
Other liabilities	17,736	17,907	15,208	11,924	16,752
Total liabilities	1,441,365	1,317,266	1,309,359	1,195,741	1,196,838

SHAREHOLDERS' EQUITY
Common stock	112,714	112,120	110,883	109,928	108,963
Retained earnings	51,946	46,926	42,499	40,656	37,235
Accumulated other comprehensive income	(1,913)	(2,318)	581	816	549
Total shareholders' equity	162,747	156,728	153,963	151,400	146,747
Total liabilities and shareholders' equity	$1,604,112	$1,473,994	$1,463,322	$1,347,141	$1,343,585

CAPITAL ADEQUACY
Tier I leverage ratio	11.61%	11.84%	11.71%	12.81%	12.50%
Tier I risk-based capital ratio	12.70%	13.76%	13.41%	13.94%	13.98%
Total risk-based capital ratio	13.96%	15.01%	14.80%	15.19%	15.23%
Total equity/ total assets	10.15%	10.63%	10.52%	11.24%	10.92%
Book value per common share	$10.26	$9.94	$9.79	$9.61	$9.32

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended December 31,
	2013			2012

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$1,024,227	6.71%	$17,326	$876,765	6.68%	$14,722
Federal funds sold	143,070	0.28%	102	112,749	0.23%	66
Investment securities	293,640	2.16%	1,599	242,658	2.65%	1,614
Other	326	0.00%	-	335	0.00%	-
Total interest earning assets	1,461,263	5.17%	19,027	1,232,507	5.29%	16,402

Noninterest-earning assets:
Cash and due from banks	27,080			24,886
All other assets (3)	28,342			33,392
TOTAL	$1,516,685			$1,290,785

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$9,568	0.04%	$1	$7,379	0.05%	$1
Money market and savings	405,043	0.30%	304	357,147	0.29%	257
Time	47,020	0.54%	64	46,064	0.57%	66
Other	17,527	6.11%	270	17,527	6.13%	270
Total interest-bearing liabilities	479,158	0.53%	639	428,117	0.55%	594

Noninterest-bearing liabilities:
Demand deposits	859,254			700,073
Accrued expenses and other liabilities	18,111			17,791
Shareholders' equity	160,162			144,804
TOTAL	$1,516,685			$1,290,785

Net interest income and margin		4.99%	$18,388		5.10%	$15,808

(1)	Loan fee amortization of $3.6 million and $2.7 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $21.6 million and $19.5 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended December 31,			Three months ended September 30,
	2013			2013

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$1,024,227	6.71%	$17,326	$980,165	6.84%	$16,906
Federal funds sold	143,070	0.28%	102	152,809	0.27%	103
Investment securities	293,640	2.16%	1,599	275,360	2.03%	1,410
Other	326	0.00%	-	326	0.00%	-
Total interest earning assets	1,461,263	5.17%	19,027	1,408,660	5.19%	18,419

Noninterest-earning assets:
Cash and due from banks	27,080			27,024
All other assets (3)	28,342			30,176
TOTAL	$1,516,685			$1,465,860

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$9,568	0.04%	$1	$9,141	0.04%	$1
Money market and savings	405,043	0.30%	304	419,842	0.28%	301
Time	47,020	0.54%	64	49,918	0.53%	67
Other	17,527	6.11%	270	17,744	5.97%	267
Total interest-bearing liabilities	479,158	0.53%	639	496,645	0.51%	636

Noninterest-bearing liabilities:
Demand deposits	859,254			795,452
Accrued expenses and other liabilities	18,111			16,381
Shareholders' equity	160,162			157,382
TOTAL	$1,516,685			$1,465,860

Net interest income and margin		4.99%	$18,388		5.01%	$17,783

(1)	Loan fee amortization of $3.6 million and $3.4 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $21.6 million and $21.6 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Twelve months ended December 31,
	2013			2012

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$971,129	6.66%	$64,629	$827,691	6.78%	$56,122
Federal funds sold	121,983	0.26%	316	86,735	0.23%	203
Investment securities	278,239	2.11%	5,864	235,892	2.74%	6,461
Other	323	0.31%	1	331	0.30%	1
Total interest earning assets	1,371,674	5.16%	70,810	1,150,649	5.46%	62,787

Noninterest-earning assets:
Cash and due from banks	26,147			22,946
All other assets (3)	33,510			33,096
TOTAL	$1,431,331			$1,206,691

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$9,849	0.03%	$3	$5,834	0.03%	$2
Money market and savings	403,906	0.29%	1,179	311,712	0.29%	900
Time	48,496	0.54%	260	38,933	0.48%	187
Other	19,116	5.63%	1,076	29,057	3.81%	1,106
Total interest-bearing liabilities	481,367	0.52%	2,518	385,536	0.57%	2,195

Noninterest-bearing liabilities:
Demand deposits	778,219			667,146
Accrued expenses and other liabilities	16,412			15,643
Shareholders' equity	155,333			138,366
TOTAL	$1,431,331			$1,206,691

Net interest income and margin		4.98%	$68,292		5.27%	$60,592

(1)	Loan fee amortization of $11.9 million and $9.4 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $20.6 million and $19.2 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)

(Dollars in Thousands)

	12/31/13	09/30/13	06/30/13	03/31/13	12/31/12

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$20,969	$20,470	$20,543	$19,948	$19,791
Provision for credit losses, quarterly	-	-	5,300	750	1,500
Charge-offs, quarterly	(850)	(1,660)	(5,399)	(350)	(1,565)
Recoveries, quarterly	1,825	2,159	26	195	222
Balance, end of period	$21,944	$20,969	$20,470	$20,543	$19,948

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$15,115	$15,533	$16,160	$9,588	$9,967
Loans with principal or interest contractually past due 90 days or more and still accruing interest	-	-	-	-	-
Nonperforming loans	15,115	15,533	16,160	9,588	9,967
Other real estate owned	31	31	31	31	144
Nonperforming assets	$15,146	$15,564	$16,191	$9,619	$10,111

Loans restructured and in compliance with modified terms	5,569	5,652	5,708	8,798	9,402
Nonperforming assets and restructured loans	$20,715	$21,216	$21,899	$18,417	$19,513

Nonperforming Loans by Asset Type:
Commercial	$452	$95	$195	$449	$676
SBA	1,738	1,770	1,884	1,924	2,047
Construction	-	-	-	-	-
Land	4	5	7	9	11
Other real estate	7,290	7,549	10,390	5,688	5,783
Factoring and asset-based lending	5,631	6,114	3,684	1,518	1,450
Other	-	-	-	-	-
Nonperforming loans	$15,115	$15,533	$16,160	$9,588	$9,967

ASSET QUALITY
Allowance for credit losses / gross loans	2.04%	2.07%	2.05%	2.15%	2.20%
Allowance for credit losses / nonperforming loans	145.18%	135.00%	126.67%	214.26%	200.14%
Nonperforming assets / total assets	0.94%	1.06%	1.11%	0.71%	0.75%
Nonperforming loans / gross loans	1.40%	1.53%	1.62%	1.00%	1.10%
Net quarterly charge-offs / gross loans	-0.09%	-0.05%	0.54%	0.02%	0.15%